EXHIBIT 10.51

[***] DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

NTC/MICRON CONFIDENTIAL

MASTER AGREEMENT

BY AND BETWEEN

NANYA TECHNOLOGY CORPORATION

AND

MICRON TECHNOLOGY, INC.

April 21, 2008

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MASTER AGREEMENT

This MASTER AGREEMENT, dated as of the 21st day of April, 2008, is entered into by and between Nanya Technology Corporation (Nanya Technology Corporation [Translation from Chinese]) (hereinafter “NTC”), a company incorporated under the laws of the Republic of China (“ROC” or “Taiwan”), and Micron Technology, Inc. (hereinafter “Micron”), a Delaware corporation.

RECITALS

A.           Micron currently designs and manufactures Stack DRAM Products and develops Process Technology therefor.  NTC and Micron (the “Parties”) desire to engage in joint development and optimization of Process Technology for Process Nodes of 68 nm, 50 nm and other dimensions and joint development of Stack DRAM Designs for Stack DRAM Products to be manufactured on such Process Nodes, as the Parties may agree in the JDP Agreement. To effectuate their desires, Micron will transfer to NTC Background IP and license NTC thereunder for the design, development and manufacture of certain Stack DRAM Products.  Micron and NTC will also transfer each other Foundational Know-How and license each other thereunder for the design, development and manufacture of certain Stack DRAM Products.

B.           The Parties also intend to jointly invest in MeiYa Technology Corporation (MeiYa Technology Corporation [Translation from Chinese]), a company to be incorporated under the laws of the ROC (the “Joint Venture Company”), and transfer to the Joint Venture Company Background IP, the Parties’ respective Foundational Know-How and JDP Work Product to enable the Joint Venture Company to manufacture Stack DRAM Products and sell such Stack DRAM Products exclusively to the Parties.

C.           The Parties desire to enter into various agreements with the Joint Venture Company, and with each other, to set forth the ongoing governance and operating relationships among the Parties and the Joint Venture Company relating to the business of the Joint Venture Company, all as contemplated by this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound do hereby agree as follows:

ARTICLE 1.
DEFINITIONS; INTERPRETATION

1.1          Definitions.  In addition to the terms defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the respective meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, including through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person; and the term “affiliated” has a meaning correlative to the foregoing..

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“Agreement” means this Master Agreement.

“Applicable Law” means any applicable laws, statutes, rules, regulations, ordinances, orders, codes, arbitration awards, judgments, decrees or other legal requirements of any Governmental Entity.

“Background IP” means [***].

“Bilateral Agreements” shall have the meaning set forth in Section 2.2 of this Agreement.

“Board of Directors” means the board of directors of the Joint Venture Company.

“Burn-In” means [***].

“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banking institutions in either the ROC or the State of New York are authorized or required by Applicable Law to be closed.

“Closing” means the remittance of the capital contribution to the Joint Venture Company as set forth in Section 2.6 of this Agreement.

“Closing Date” means the date on which the Closing occurs.  For purposes of this Agreement and the other agreements and instruments referenced herein, the Closing shall be deemed to have occurred at 11:59 p.m. in Taipei, Taiwan on such date.

“Commission” means the United States Securities and Exchange Commission.

“Commodity Stack DRAM Products” means Stack DRAM Products for system main memory for computing or Mobile Devices, in each case that are fully compliant with one or more Industry Standard(s).

“Competition Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other Applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Control” (whether or not capitalized) means the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of [***] of the votes entitled to be cast at a meeting of the members, shareholders or other equity holders of such Person or power to control the composition of a majority of the board of directors or like governing body of such Person; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

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“Direct Claim” means any claim, demand, lawsuit, complaint, cross-complaint or counter-complaint, arbitration, opposition, cancellation proceeding or other legal or arbitral proceeding of any nature, brought in any court, tribunal or judicial forum anywhere in the world, regardless of the manner in which such proceeding is captioned or styled brought by any Indemnified Party.

“Dispute” means any dispute between the Parties over a purported breach of this Agreement.

“DRAM Products” means any stand-alone semiconductor device that is a dynamic random access memory device and that is designed or developed primarily for the function of storing data, in die, wafer or package form.

“Employee Restriction Period” means the period commencing on the date of this Agreement and ending on the date that is [***] after the later of (i) the sale, exchange, transfer, or disposal of all of the ordinary shares of the Joint Venture Company owned by one Party and its Subsidiaries to the other Party, its Affiliates or to a Third Party that was not in contravention of the Joint Venture Agreement and (ii) the termination of the JDP Agreement.

“Environmental Laws” means any and all Applicable Laws in the ROC pertaining to the environment in any and all jurisdictions in which the Leased Fab is located, including laws pertaining to the handling of wastes or the use, maintenance and closure of pits and impoundments, and other environmental conservation or protection laws.

“Environmental Permits” means all notices, approvals, permits, licenses or similar authorizations required to be obtained or filed under any Environmental Laws.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fab Lease” means that certain Lease and License Agreement between NTC, as landlord, and the Joint Venture Company, as tenant, referred to on Schedule 2.3 of the Master Agreement Disclosure Letter.

“Foundational Know-How” shall have the meaning set forth in the JDP Agreement or the Technology Transfer and License Agreement, as applicable.

“FT” means [***].

“GAAP” means generally accepted accounting principles, consistently applied for all periods at issue.

“Governmental Entity” means any governmental authority or entity, including any agency, board, bureau, commission, court, municipality, department, subdivision or instrumentality thereof, or any arbitrator or arbitration panel.

“IMI” means Inotera Memories, Inc. (Inotera Memories, Inc. [Translation from Chinese]), a company incorporated under the laws of the ROC.

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“Indemnified Party” shall have the meaning set forth in Section 6.2(A) of this Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 6.2(A) of this Agreement.

“Industry Standard” means the documented technical specifications that set forth the pertinent technical and operating characteristics of a DRAM Product if such specifications are publicly available for use by DRAM manufacturers, and if (i) [***].

“Initial Business Plan” means an initial business plan covering the operations and business planning of the Joint Venture Company.

“IP Rights” means copyrights, rights in trade secrets, Mask Work Rights and pending applications or registrations of any of the foregoing anywhere in the world.  The term “IP Rights” does not include any Patent Rights or rights in trademarks.

“JDP Agreement” means that certain Joint Development Program Agreement between NTC and Micron referred to on Schedule 2.1 of the Master Agreement Disclosure Letter.

“JDP Committee” means the committee formed and operated by Micron and NTC to govern the performance of the Parties under the JDP Agreement in accordance with the JDP Committee Charter.

“JDP Committee Charter” means the charter attached as Schedule 2 of the JDP Agreement.

“JDP Work Product” means [***].

“Joint Venture Agreement” means that certain Joint Venture Agreement between NTC and MNL referred to on Schedule 2.1 of the Master Agreement Disclosure Letter.

“Joint Venture Company” shall have the meaning set forth in Recital B to this Agreement.

“Joint Venture Company Joinder” means that certain Joinder of the Joint Venture Company to that certain Mutual Confidentiality Agreement among NTC, Micron and MNL referred to on Schedule 2.1 of the Master Agreement Disclosure Letter.

“Joint Venture Documents” means any or all of this Agreement, the Pre-Existing and Contemporaneously Executed Agreements, the Bilateral Agreements, the Trilateral Agreements, the NTC Agreements and the Micron Agreements.

“Leased Fab” means the Property as that term is defined in the Fab Lease.

“Lien” means any lien, mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, interest, option, charge or other restriction or limitation of any nature whatsoever.

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“Litigation Side Letter” means that certain Litigation Side Letter, between NTC and Micron referred to on Schedule 2.1 of the Master Agreement Disclosure Letter.

“Losses” means any liabilities, damages, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses).

“Mask Work Rights" means rights under the United States Semiconductor Chip Protection Act of 1984, as amended from time to time, or under any similar equivalent laws in countries other than the United States.

“Master Agreement Disclosure Letter” means that certain Master Agreement Disclosure Letter, between NTC and Micron, dated as of the date hereof, containing the Schedules required by the provisions of this Agreement.

“Material Adverse Effect” means (i) a material adverse effect on the business, results of operations, financial condition or prospects of the Joint Venture Company, (ii) [***], or (iii) any act, omission, circumstance, change or effect that causes Losses, or diminution in the value, of the Joint Venture Company in an amount greater than $[***].

“Micron” shall have the meaning set forth in the preamble to this Agreement.

“Micron Agreements” shall have the meaning set forth in Section 2.4 of this Agreement.

“MNL” means Micron Semiconductor B.V., a public limited liability company organized under the laws of the Netherlands.

“Mobile Device” means a handheld or portable device using as its main memory one or more Stack DRAM Products that is/are compliant with an Industry Standard [***].

“Mutual Confidentiality Agreement” means (i) prior to the Closing, that certain Mutual Confidentiality Agreement among NTC, Micron and MNL referred to on Schedule 2.1 of the Master Agreement Disclosure Letter, and (ii) following the Closing, that certain Mutual Confidentiality Agreement among NTC, Micron and MNL referred to on Schedule 2.1 of the Master Agreement Disclosure Letter, as joined by the Joint Venture Company through the Joint Venture Company Joinder.

“NDA” means that certain Mutual Nondisclosure Agreement, dated as of June 21, 2007, by and between NTC and Micron.

“NTC” shall have the meaning set forth in the preamble to this Agreement.

“NTC Agreements” shall have the meaning set forth in Section 2.3 of this Agreement.

“NTC Initial Shares” shall have the meaning set forth in Section 5.4(G) of this Agreement.

“NT$” means the lawful currency of the ROC.

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“Operation Approvals” means factory registration, Environmental Permits, business tax registration, registration of an import and export business and other Governmental Entity approvals, permits, licenses and authorizations.

“Order” means a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree of any Governmental Entity.

"Output Percentage" shall have the meaning set forth in the Joint Venture Agreement.

“Parties” shall have the meaning set forth in Recital A to this Agreement.

“Patent Assignment” means that certain Patent Assignment Agreement between NTC and Micron referred to on Schedule 2.2 of the Master Agreement Disclosure Letter.

“Patent Rights” means all rights associated with any and all issued and unexpired patents and pending patent applications in any country in the world, together with any and all divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, foreign counterparts or equivalents of any of the foregoing, wherever and whenever existing.

“Person” means any natural person, corporation, joint stock company, limited liability company, association, partnership, firm, joint venture, organization, business, trust, estate or any other entity or organization of any kind or character.

“Pre-Existing and Contemporaneously Executed Agreement” shall have the meaning set forth in Section 2.1 of this Agreement.

“Primary Process Node” means [***].

“Probe Testing” means testing, using a wafer test program as set forth in the applicable specifications, of a wafer that has completed all processing steps deemed necessary to complete the creation of the desired Stack DRAM integrated circuits in the die on such wafer, the purpose of which test is to determine how many and which of the die meet the applicable criteria for such die set forth in the specifications.

“Process Node” means [***].

“Process Technology” means that process technology developed before expiration of the Term (as defined in the JDP Agreement) and utilized in the manufacture of Stack DRAM wafers, including Probe Testing and technology developed through Product Engineering thereof, regardless of the form in which any of the foregoing is stored, but excluding any Patent Rights and any technology, trade secrets or know-how that relate to and are used in any back-end operations (after Probe Testing).

“Product Engineering” means any one or more of the engineering activities described on Schedule 7 of the JDP Agreement as applied to Stack DRAM Products or Stack DRAM Modules.

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“Prohibited Employees” shall have the meaning set forth in Section 4.19 of this Agreement.

“Restricted Employees” shall have the meaning set forth in Section 4.19 of this Agreement.

“ROC” shall have the meaning set forth in the preamble to this Agreement.

“ROC Company Law” means the Company Law of the ROC, promulgated on December 26, 1929, and as last amended on February 3, 2006.

“ROC Fair Trade Law” means the Fair Trade Law of the ROC, promulgated on February 4, 1991, and as last amended on February 6, 2002.

“Shareholder” means NTC and MNL individually, and “Shareholders” means NTC and MNL collectively.

“Software” means computer program instruction code, whether in human readable source code form, machine executable binary form, firmware, scripts, interpretive text, or otherwise.  The term “Software” does not include databases and other information stored in electronic form, other than executable instruction codes or source code that is intended to be compiled into executable instruction codes.

“SOW” means a statement of the work that describes research and development work to be performed under JDP Agreement and that has been adopted by the JDP Committee pursuant to Section 3.2 of the JDP Agreement.

“Stack DRAM” means dynamic random access memory cell that functions by using a  capacitor arrayed predominantly above the semiconductor substrate.

“Stack DRAM Designs” means, with respect to a Stack DRAM Product, the corresponding design components, materials and information listed on Schedule 3 of the JDP Agreement or as otherwise determined by the JDP Committee in a SOW.

“Stack DRAM Module” means one or more Stack DRAM Products in a JEDEC-compliant package or module (whether as part of a SIMM, DIMM, multi-chip package, memory card or other memory module or package).

“Stack DRAM Product” means any memory comprising Stack DRAM, whether in die or wafer form.

“Statute of Investment By Foreign Nationals” means the Statute of Investment by Foreign Nationals of the ROC, promulgated on July 14, 1954, and as last amended on November 19, 1997.

“Subsidiary” means, with respect to any specified Person, any other Person that, directly or indirectly, including through one or more intermediaries, is controlled by such specified Person.

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“Supply Agreement” means that certain Supply Agreement among NTC, Micron and the Joint Venture Company referred to on Schedule 2.5 of the Master Agreement Disclosure Letter.

“Taiwan” shall have the meaning set forth in the preamble to this Agreement.

“Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, customs, duties or other type of fiscal levy and all other taxes, governmental fees, registration fees, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed or assessed with respect thereto.

“Technology Transfer and License Agreement” means that certain Technology and Transfer and License Agreement between NTC and Micron referred to on Schedule 2.1 of the Master Agreement Disclosure Letter.

“Third Party” means any Person, other than NTC, Micron, the Joint Venture Company or any of their respective Subsidiaries.

“Third Party Claim” means any claim, demand, lawsuit, complaint, cross-complaint or counter-complaint, arbitration, opposition, cancellation proceeding or other legal or arbitral proceeding of any nature brought in any court, tribunal or judicial forum anywhere in the world, regardless of the manner in which such proceeding is captioned or styled, brought by any Third Party.

“Trilateral Agreements” shall have the meaning set forth in Section 2.5 of this Agreement.

1.2            Certain Interpretive Matters.

(A)          Unless the context requires otherwise, (1) all references to Sections, Articles, Exhibits, Appendices or Schedules are to Sections, Articles, Exhibits, Appendices or Schedules of or to this Agreement, (2) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (3) words in the singular include the plural and vice versa, (4) the term “including” means “including without limitation,” and (5) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof.  All references to “$” or dollar amounts will be to lawful currency of the United States of America.  All references to “day” or “days” mean calendar days.

(B)           No provision of this Agreement will be interpreted in favor of, or against, either Party by reason of the extent to which (1) such Party or its counsel participated in the drafting thereof, or (2) such provision is inconsistent with any prior draft of this Agreement or such provision.

ARTICLE 2.
CONTRACTS PRIOR TO CLOSING

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2.1            Pre-Existing and Contemporaneously Executed Contracts Between the Parties and Certain of their Subsidiaries.  On or prior to the date of this Agreement, the Parties and certain of their Subsidiaries have entered into the agreements listed on Schedule 2.1 of the Master Agreement Disclosure Letter (the “Pre-Existing and Contemporaneously Executed Agreements”).

2.2            Contracts to be Entered into by the Parties.  At the Closing, the Parties will enter into the agreements listed on Schedule 2.2 of the Master Agreement Disclosure Letter (the “Bilateral Agreements”).

2.3            Contracts to be Entered into by NTC and the Joint Venture Company.  At or prior to the Closing, NTC will enter into, and will cause the Joint Venture Company to enter into, the agreements listed on Schedule 2.3 of the Master Agreement Disclosure Letter (the “NTC Agreements”).

2.4            Contracts to be Entered into by Micron and the Joint Venture Company.  At the Closing, Micron will enter into, and NTC will cause the Joint Venture Company to enter into, the agreements listed on Schedule 2.4 of the Master Agreement Disclosure Letter (the “Micron Agreements”).

2.5            Contracts to be Entered into by the Parties and the Joint Venture Company.  At the Closing, the Parties will enter into, and NTC will cause the Joint Venture Company to enter into, the agreements listed on Schedule 2.5 of the Master Agreement Disclosure Letter (the “Trilateral Agreements”).

2.6            Share Subscription.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations, warranties and agreements set forth herein:

(A)           NTC Contribution.  NTC shall contribute to the Joint Venture Company, through the subscription of ordinary shares of the Joint Venture Company, NT$ 1,199,000,000.  The subscription price shall be NT$ 10 per share.

(B)           Micron Contribution.  Micron shall cause MNL to contribute to the Joint Venture Company, through the subscription of ordinary shares of the Joint Venture Company, NT$ 1,200,000,000. The subscription price shall be NT$ 10 per share.

2.7            Assumption of Liabilities.  Promptly following the Closing, NTC and Micron shall cause the Joint Venture Company to reimburse NTC for the actual fees and expenses, not to exceed NT$ 1,000,000, incurred by NTC in connection with the promotion or incorporation of the Joint Venture Company as contemplated by Section 5.4(G), which fees and expenses shall not include any capital contribution to be made by NTC as contemplated by Section 5.4(G)(2) or by the Joint Venture Agreement.  The Joint Venture Company shall not assume any liabilities, debts, obligations or duties of either Party of any kind or nature whatsoever, except to the extent such liabilities, debts, obligations or duties are expressly assumed by the Joint Venture Company under this Agreement or another Joint Venture Document.

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ARTICLE 3.
REPRESENTATIONS AND WARRANTIES

3.1            NTC Representations.  NTC represents and warrants to Micron as follows:

(A)           Corporate Existence and Power.  NTC is a company incorporated and validly existing under the laws of the ROC.  NTC has the requisite corporate power and authority to own, lease and operate its properties that it currently owns, leases or operates and to carry on its business as now conducted.

(B)           Authorization; Enforceability.  NTC has the requisite corporate power and authority to enter into this Agreement and the Joint Venture Documents to which it is or is intended to be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by NTC of this Agreement and the Joint Venture Documents to which it is or is intended to be a party and the performance by NTC of its obligations contemplated hereby and thereby have been duly authorized by NTC and do not violate the terms of the articles of incorporation of NTC.  This Agreement has been, and as of the Closing the Joint Venture Documents to which NTC is or is intended to be a party will have been, duly executed and delivered by NTC, and this Agreement constitutes, and as of the Closing each of the Joint Venture Documents to which NTC is or is intended to be a party will constitute, the valid and binding agreement of NTC, enforceable against NTC in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally.

(C)           Governmental Authorization.  Except as disclosed in Schedule 3.1(C) of the Master Agreement Disclosure Letter, the execution, delivery and performance by NTC of this Agreement and the Joint Venture Documents to which it is or is intended to be a party will not require any action by or in respect of, or filing with, any Governmental Entity.

(D)           Non-Contravention; Consents.  Except as disclosed in Schedule 3.1(D) of the Master Agreement Disclosure Letter (and subject to the provisions of Section 4.18), the execution, delivery and performance by NTC of this Agreement and the Joint Venture Documents to which it is or is intended to be a party do not and will not (1) violate, in any material respect, any Applicable Law or Order, (2) require any filing with, or permit, consent or approval of, or the giving of any notice to (including under any right of first refusal or similar provision), any Person (including filings, consents or approvals required under any agreements, licenses or leases to which NTC or any of its Affiliates is a party), except where the failure to obtain such filings, permits, consents, approvals or notices could not reasonably be expected to have a Material Adverse Effect, (3) result in a material violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any charter document of or any right or obligation of NTC or any of its Subsidiaries or to a loss of any benefit to which NTC or any of its Subsidiaries is entitled, or create or trigger any right of any counterparty, under, any agreement or other instrument binding upon NTC or any of its Subsidiaries, or (4) result in the creation or imposition of any Lien (a) on any asset of the Joint Venture Company, (b) on the ordinary shares of the Joint Venture Company held or to be held by NTC or its Subsidiaries, or

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(c) that could adversely affect NTC’s ability to perform its obligations under the Joint Venture Documents.

(E)            Litigation.  Except as disclosed in Schedule 3.1(E) of the Master Agreement Disclosure Letter or as previously disclosed in NTC’s annual reports or public filings pursuant to applicable securities laws, there is no action, suit, arbitration, administrative or other proceeding or investigation pending or, to NTC’s knowledge, threatened against or affecting (1) the Leased Fab or (2) NTC or its Affiliates or any of their respective properties that, if determined or resolved adversely to NTC or its Affiliates, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(F)            Corporate Existence of the Joint Venture Company.  As of the Closing, the Joint Venture Company will have been formed under the laws of the ROC as a company-limited-by-shares. As of the Closing, the Joint Venture Company will have been duly incorporated and will be validly existing under the laws of the ROC.

(G)           NTC Initial Shares.  Except for the NTC Initial Shares, the ordinary shares to be issued to NTC and MNL upon the Closing as contemplated by Section 2.6 or as otherwise contemplated by this Agreement or the Joint Venture Agreement, as of the Closing, there will be no outstanding securities of the Joint Venture Company (including outstanding options, warrants, calls, subscriptions, or commitments by the Joint Venture Company to issue any securities) or outstanding obligations or commitments of the Joint Venture Company to make any distributions to its shareholders or to purchase, redeem or retire any securities, except for NTC’s preemptive right with respect to ordinary shares of the Joint Venture Company to be issued at the Closing for the subscription of MNL as contemplated hereunder, which preemptive right has been irrevocably waived by NTC.  As of the Closing, NTC will own the NTC Initial Shares, free and clear of all Liens.

(H)           Due Diligence.  NTC has made available to Micron true, correct and complete copies of all material documents, due diligence and other information reasonably requested by or on behalf of Micron in connection with the planning for, and negotiations with respect to, the Joint Venture Company, its intended assets, operations and business and the Joint Venture Documents.

(I)            Operational Approvals, Obligations.  As of the date hereof, NTC operates the Leased Fab with all required material Operational Approvals, and is in compliance with all material terms thereof and has fulfilled, or is timely fulfilling, all material obligations to any Governmental Entity or its designee relating thereto.  To NTC's knowledge as of the date hereof, there are no conditions, circumstances, facts or events that could prevent the Joint Venture Company from readily obtaining, in a time and manner consistent with the presently anticipated ramp of the business of the Joint Venture Company as known by NTC as of the date hereof, the Operational Approvals that will be required to operate the business of the Joint Venture Company, including its occupancy and operation of the Leased Fab, as presently contemplated and as known by NTC as of the date hereof.

(J)            Patent Licenses.  Neither the execution and delivery of the Joint Venture Documents nor the grant of rights or the performance of its obligations by NTC hereunder or

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thereunder will create any obligation on behalf of Micron or the Joint Venture Company or their respective Subsidiaries under any agreement (including any patent cross license agreement) between NTC or its Subsidiaries, on the one hand, and a Third Party, on the other hand.

(K)           Brokerage.  Except as disclosed in Schedule 3.1(K) of the Master Agreement Disclosure Letter, NTC has not dealt with any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions, and no finder, broker, investment banker or financial advisor is entitled to any brokerage, finders’ or other fees or commissions in connection with this Agreement or the negotiation looking toward the consummation of such transactions, based upon arrangements made by or on behalf of NTC.

(L)            Intellectual Property.  NTC has the right and authority to transfer and license its Foundational Know-How to Micron in accordance with the terms of the Joint Venture Documents.

3.2            Micron Representations.  Micron represents and warrants to NTC as follows:

(A)           Corporate Existence and Power.  Micron is a corporation duly incorporated and validly existing under the laws of the State of Delaware.  MNL is a private limited liability company duly organized and validly existing under the laws of the Netherlands.  Micron has the requisite corporate power and authority to own, lease and operate its properties that it currently owns, leases or operates and to carry on its business as now conducted.  From the date of this Agreement and throughout the term of the Joint Venture Agreement, MNL is and will continue to be a wholly-owned Subsidiary of Micron.

(B)           Authorization; Enforceability.  Micron has the requisite corporate power and authority to enter into this Agreement and the Joint Venture Documents to which it is or is intended to be a party and to perform its obligations hereunder and thereunder.  The execution and delivery by Micron of this Agreement and the Joint Venture Documents to which it is or is intended to be a party and the performance by Micron of its obligations contemplated hereby and thereby have been duly authorized by Micron and do not violate the terms of the certificate of incorporation or bylaws of Micron.  This Agreement has been, and as of the Closing the Joint Venture Documents to which Micron is or is intended to be a party will have been, duly executed and delivered by Micron, and this Agreement constitutes, and as of the Closing each of the Joint Venture Documents to which Micron is or is intended to be a party will constitute, the valid and binding agreement of Micron, enforceable against Micron in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally. MNL has the requisite corporate power and authority to enter into the Joint Venture Documents to which it is or is intended to be a party and to perform its obligations thereunder. The execution and delivery by MNL of the Joint Venture Documents to which it is or is intended to be a party and the performance by MNL of its obligations contemplated thereby have been duly authorized by MNL and do not violate the terms of the articles of incorporation of MNL.  The Joint Venture Documents to which MNL is or is intended to be a party have been duly executed and delivered by MNL, and each of the Joint Venture Documents to which MNL is or is intended to be a party constitutes the valid and binding agreement of MNL, enforceable

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against MNL in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally.

(C)           Governmental Authorization.  Except as disclosed in Schedule 3.2(C) of the Master Agreement Disclosure Letter, the execution, delivery and performance by (1) Micron of this Agreement and the Joint Venture Documents to which it is or is intended to be a party and (2) MNL of the Joint Venture Documents to which it is or is intended to be a party, will not require any action by or in respect of, or filing with, any Governmental Entity.

(D)           Non-Contravention; Consents.  Except as disclosed in Schedule 3.2(D) of the Master Agreement Disclosure Letter (and subject to the provisions of Section 4.18), the execution, delivery and performance by (1) Micron of this Agreement and the Joint Venture Documents to which it is or is intended to be a party and (2) MNL of the Joint Venture Documents to which it is or is intended to be a party, do not and will not (a) violate, in any material respect, any Applicable Law or Order, (b) require any filing with, or permit, consent or approval of, or the giving of any notice to (including under any right of first refusal or similar provision), any Person (including filings, consents or approvals required under any licenses or leases to which Micron or any of its Affiliates is a party), except where the failure to obtain such filings, permits, consents, approvals or notices could not reasonably be expected to have a Material Adverse Effect, (c) result in a material violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any charter document of or any right or obligation of Micron or any of its Subsidiaries or to a loss of any benefit to which Micron or any of its Subsidiaries is entitled, or create or trigger any right of any counterparty, under, any agreement or other instrument binding upon Micron or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien (i) on any asset of the Joint Venture Company, (ii) on the ordinary shares of the Joint Venture Company held or to be held by Micron or its Subsidiaries, or (iii) that could adversely affect Micron’s and MNL’s ability to perform their respective obligations under the Joint Venture Documents.

(E)           Litigation.  Except as disclosed in Schedule 3.2(E) of the Master Agreement Disclosure Letter or as previously disclosed in Micron’s public filings pursuant to the Exchange Act, there is no action, suit, arbitration, administrative or other proceeding or investigation pending or, to Micron’s knowledge, threatened against or affecting Micron or its Affiliates or any of their respective properties that, if determined or resolved adversely to Micron or its Affiliates, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(F)           Patent Licenses.  Neither the execution and delivery of the Joint Venture Documents nor the grant of rights or the performance of its obligations by Micron or MNL, as applicable, hereunder or thereunder will create any obligation on behalf of NTC or the Joint Venture Company or their respective Subsidiaries under any agreement (including any patent cross license agreement) between Micron or its Subsidiaries, on the one hand, and a Third Party, on the other hand.

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(G)           Brokerage.  Neither Micron nor MNL has dealt with any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions, and no finder, broker, investment banker or financial advisor is entitled to any brokerage, finders’ or other fees or commissions in connection with this Agreement or the negotiation looking toward the consummation of such transactions, based upon arrangements made by or on behalf of Micron or MNL.

(H)           Intellectual Property.  Micron has the right and authority to transfer and license the Background IP and its Foundational Know-How to NTC in accordance with the terms of the Joint Venture Documents.

ARTICLE 4.
COVENANTS

4.1           The Joint Venture Company.

(A)           Operational Approvals.  As promptly as practicable after the execution and delivery of the Fab Lease, the Parties shall assist the Joint Venture Company to apply to the relevant municipal and other Governmental Entities to obtain, or for amendment of, the Operation Approvals reasonably necessary for the Joint Venture Company to conduct its business as contemplated by the Joint Venture Documents.  The Parties further agree to cooperate and use their reasonable efforts to assist the Joint Venture Company in obtaining, as soon as reasonably practicable, all material Operational Approvals that will be required to operate the business of the Joint Venture Company, including its occupancy and operation of the Leased Fab, as presently contemplated.

(B)           Shareholders Meeting.  NTC shall cause a shareholders meeting of the Joint Venture Company to be convened as soon as practicable after the Closing for election of directors and supervisors of the Joint Venture Company as contemplated by Sections 5.1 and 5.3 of the Joint Venture Agreement.

(C)           Operations and Capitalization of the Joint Venture Company.  Each of NTC and Micron agrees that it will not, and will not permit its Subsidiaries to, directly or indirectly, cause, or take any action that would cause, the Joint Venture Company to engage in any operations, make any commitments, issue any securities, incur any liabilities or acquire any assets, except, (1) NTC shall be permitted to cause the Joint Venture Company to undertake, at or prior to the Closing, the activities contemplated by this Section 4.1 and Sections 5.4(F), 5.4(G), 5.4(H) and 5.4(I) to be conducted by the Joint Venture Company, and (2) prior to the Closing, NTC shall be permitted to cause the Joint Venture Company to take any action that is approved in advance in writing (including by facsimile or electronic mail) by the representative of Micron named on Schedule 4.1(C) of the Master Agreement Disclosure Letter, which representative may be replaced by Micron from time to time by written notice to NTC in accordance with Section 8.3.

4.2           Reasonable Efforts.  Each of NTC and Micron will cooperate and use its reasonable efforts to take, or cause to be taken, all appropriate actions (and to make, or cause to be made, all filings necessary, proper or advisable under Applicable Law, including the

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combination notification and supplements thereto under the ROC Fair Trade Law) to consummate and make effective the transactions contemplated by this Agreement and the Joint Venture Documents, including its reasonable efforts to obtain, as promptly as practicable, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts, as are necessary for the consummation of the transactions contemplated by this Agreement and the Joint Venture Documents and to fulfill the conditions in Article 5 of this Agreement.

4.3           Governmental Filings.  Subject to Applicable Law, prior to the making or submission of any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal by or on behalf of either Party in connection with proceedings under or relating to any applicable Competition Law, NTC and Micron will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals.  In this regard but without limitation, each Party hereto shall promptly inform the other of any material communication between such Party and any antitrust or competition Governmental Entity regarding the transactions contemplated by this Agreement and the Joint Venture Documents.  Nothing in this Agreement, however, shall require or be construed to require any Party hereto, in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated by this Agreement and the Joint Venture Documents, to (A) sell or hold separate, or agree to sell or hold separate, before or after the Closing Date, any assets or businesses, or any interests in any assets or businesses, of such Party or any of its Subsidiaries (or to consent to any sale, or agreement to sell, any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by such Party of any assets or businesses, or (B) enter into any agreement or be bound by any obligation that, in such Party’s good faith judgment, may have an adverse effect on the benefits to such Party of the transactions contemplated by this Agreement and the Joint Venture Documents.

4.4           Access to Properties and Records.  From the date of this Agreement through the Closing and subject to the Mutual Confidentiality Agreement, NTC shall afford representatives of Micron reasonable access to the Leased Fab, and books and records reasonably related to the contemplated operations of the Joint Venture Company, during normal business hours, so that Micron has a full opportunity to investigate the Leased Fab, including an environmental inspection and audit thereof; provided, however, that such investigation shall be at reasonable times and upon reasonable notice and shall not unreasonably disrupt the personnel and operations of NTC.

4.5           Further Assurances.  From time to time, as and when requested by any Party, the other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the Parties may reasonably agree are necessary or desirable to consummate the transactions contemplated by this Agreement and the Joint Venture Documents.

4.6           Transfer Taxes.  Each of the Parties shall pay all of the costs and expenses of all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and governmental filing and permit fees that are incurred by such Party or its Subsidiaries in

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connection with the transfer or conveyance of any money or property to the Joint Venture Company as contemplated by this Agreement and the Joint Venture Documents.

4.7           Confidentiality.  Prior to the date of this Agreement, the disclosure and exchange of Confidential Information (as defined in the NDA) between the Parties is governed solely by the terms of the NDA.  On and after the date hereof, the disclosure and exchange of any confidential information between the Parties is and will be governed by the Mutual Confidentiality Agreement and, to the extent in effect and applicable, the other Joint Venture Documents.

4.8           Press Releases.   Upon or immediately following the signing of this Agreement, the Parties shall, and each Party may, issue a press release, the text of which shall have been pre-approved in writing by Micron and NTC.  The Parties will work together to ensure such press release will comply, both as to timing and substance, with the disclosure requirements of any Applicable Law to which either Party may be subject.  Except as required by Applicable Law, from the date hereof until the issuance of such press release, neither Party shall make any public disclosure, announcement or statement with respect to this Agreement, the Joint Venture Documents, the Joint Venture Company or any of the transactions contemplated by this Agreement or the Joint Venture Documents.  Following the issuance of such press release, and subject to the terms and conditions of the Mutual Confidentiality Agreement, each Party shall be free to reuse the information contained in such press release.

4.9           Legally Compelled Disclosures.  In the event that a Party is requested or becomes legally compelled (including pursuant to securities laws and regulations) to disclose any of the Joint Venture Documents, or any of the terms thereof, where such disclosure would be in contravention of the provisions of this Agreement or the Mutual Confidentiality Agreement, the Party may make such disclosure but subject to the provisions of this Section 4.9.  The Party required to make such disclosure shall provide the other Party with prompt written notice of the requirement to make such disclosure before making such disclosure and will use its reasonable efforts to cooperate fully with the other Party to seek a protective order, confidential treatment or other appropriate remedy with respect to the disclosure.  In such event, the disclosing Party shall furnish for disclosure only that portion of the information that is legally required to be disclosed and shall exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by the other Party and to the maximum extent possible under Applicable Law.  The disclosing Party agrees that it will provide the other Party with drafts of any documents or other filings in which it is required to disclose this Agreement, the other Joint Venture Documents or any other confidential information subject to the terms of this Agreement at least two (2) Business Days prior to the filing or disclosure thereof for any matter to be filed with the Commission on Form 8-K and at least five (5) Business Days prior to the filing or disclosure for any other matter required to be filed with the Commission or any other Governmental Entity (except, in either case, to the extent a shorter time period is required to permit compliance with Applicable Law), and that it will make any changes to such materials as reasonably requested by the other Party to the extent permitted by Applicable Law.

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4.10          Ownership Interest.  Prior to the Closing, NTC shall not transfer or agree to transfer any shares of the Joint Venture Company to any Person and shall not grant or permit a Lien thereon.

4.11          Continuity and Maintenance of Operations.  Until the Closing, each Party agrees to use commercially reasonable efforts consistent with past practice and policies to (A) preserve intact in all material respects that portion of its present business operations expected to be made available (through services agreements or otherwise), leased, transferred or contributed to the Joint Venture Company at the time of the Closing, (B) maintain in all material respects the services of such Party’s employees who are reasonably expected to render full-time service to the Joint Venture Company as assigned employees or who are otherwise expected to be an integral part of the services to be provided by such Party to the Joint Venture Company, and (C) preserve in all material respects its relationships with suppliers, licensors, licensees and others having material business relationships in connection with that portion of its business operations expected to be made available (through services agreements or otherwise), leased or contributed to the Joint Venture Company at the time of the Closing.

4.12          Certain Deliveries and Notices.  From the date of this Agreement until the Closing, each Party shall promptly inform, in writing, the other Party of (A) any event or occurrence that could be reasonably expected to have a material adverse effect on its ability to perform its obligations under any of the Joint Venture Documents or, in its reasonable opinion, the ability of the Joint Venture Company to conduct its business as presently contemplated, or (B) any breach by it that cannot or will not be cured by the Closing or anticipated failure by it to satisfy any condition or covenant, if such failure cannot or will not be cured by the Closing, contained herein or in any other Joint Venture Document.

4.13          Initial Business Plan.  The Parties shall work in good faith to prepare a mutually acceptable Initial Business Plan prior to the Closing.

4.14          Tax Matters.  The Parties shall cooperate in a good faith, commercially reasonable manner to maximize tax benefits and minimize tax costs of the Joint Venture Company and of the Parties or their Subsidiaries with respect to the activities of the Joint Venture Company, consistent with the overall goals of the Joint Venture Documents.  Such cooperation shall include (A) NTC’s use of reasonable efforts to assist Micron, MNL and the Joint Venture Company in applying for applicable tax incentives and for a tax withholding exemption in Taiwan, the Netherlands and such other jurisdictions as may be relevant, with respect to payments made by either NTC or the Joint Venture Company to Micron or MNL, or by Micron or an Affiliate of Micron to the Joint Venture Company and (B) Micron’s use of reasonable efforts to assist NTC in applying for applicable tax incentives and for a tax withholding exemption in Taiwan, the Netherlands and such other jurisdictions as may be relevant, with respect to payments made by either the Joint Venture Company to NTC, or by NTC or an Affiliate of NTC to the Joint Venture Company.  Additional assistance may include one Party assisting the other Party in amending one or more of the Joint Venture Documents or seeking a ruling from a taxing authority; provided, however, that neither of the Parties shall be required to consent to amend any of the Joint Venture Documents or take other action that such Party reasonably determines is not commercially reasonable; provided, further, that if one Party (and its Subsidiaries) is not likely (based on reasonable assumptions and projections) to benefit directly or indirectly from an

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action requested by the other Party pursuant to this Section 4.14, then the Parties shall use good faith commercially reasonable efforts to enter into an agreement requiring the requesting Party to reimburse the other Party for the reasonable out-of-pocket costs incurred by that other Party to effect the change desired by the requesting Party, and the other Party shall not be required to incur such costs until such an agreement has been entered into.

4.15          Supply Agreement.  The Parties acknowledge that, at the Closing, they each will enter into the Supply Agreement with the Joint Venture Company pursuant to which each such Party shall have the right and obligation to purchase from the Joint Venture Company a percentage (equal to, in the case of NTC, NTC's Output Percentage and, in the case of Micron, MNL's Output Percentage) of the Joint Venture Company’s output of Stack DRAM Products and other products that are manufactured by the Joint Venture Company.

4.16          Patent Assignment.  Prior to the Closing, NTC shall deliver to Micron a list of [***] patents selected from the lists previously delivered by Micron to NTC, containing a total of [***] patents.  On the Closing Date, Micron shall deliver to NTC a duly executed Patent Assignment with respect to such [***] patents.  To the extent the patents selected by NTC have fewer than thirty (30) independent priority dates, NTC and Micron shall negotiate in good faith with respect to Micron including in the Patent Assignment that number of patents closest to[***] having at least thirty (30) independent priority dates.

4.17          Reimbursement of NTC for Tool Install Preparation Activities.  NTC shall cause, and Micron shall cause MNL to cause, the Joint Venture Company, within six (6) months following the Closing, to reimburse NTC for any out-of-pocket costs incurred by NTC in preparing the Leased Fab for installation of the tools required for manufacturing 300mm wafers; provided that such out-of-pocket costs are approved in advance in writing (including by facsimile or electronic mail) by the representative of Micron named on Schedule 4.17 of the Master Agreement Disclosure Letter, which representative may be replaced by Micron from time to time by written notice to NTC in accordance with Section 8.3.

4.18          Updates to Schedule 3.1(D) and 3.2(D).  Until the earlier of (A) April 30, 2008, and (B) the date that is five (5) Business Days prior to the Closing, NTC and Micron shall have the opportunity to update Schedule 3.1(D) of the Master Agreement Disclosure Letter and Schedule 3.2(D) of the Master Agreement Disclosure Letter, respectively, to include additional required filings with, or permits, consents or approvals of, or notices to be given to, any Persons that were not known, after reasonable inquiry conducted in good faith, as of the date hereof; provided that each such additional required filing, permit, consent, approval or notice shall be identified on the applicable Schedule with an asterisk unless otherwise agreed by the Parties.  Any such update shall cure any breach, as of the date hereof, of Section 3.1(D) or Section 3.2(D), as the case may be, resulting from the failure to include such updated content on Schedule 3.1(D) of the Master Agreement Disclosure Letter or Schedule 3.2(D) of the Master Agreement Disclosure Letter, as the case may be, on the date hereof.

4.19          Restrictions on Soliciting and Hiring Employees.

(A)           Micron Restrictions.  During the Employee Restriction Period, Micron shall not, and shall cause its Affiliates not to, without the prior written consent of NTC, (1) directly or

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indirectly recruit, solicit or hire, or make arrangements to recruit, solicit or hire, any persons engaged or involved in [***] (collectively, “Prohibited Employees”) that is then, or was within [***], employed by NTC, the Joint Venture Company or their respective Subsidiaries, or (2) directly or indirectly recruit or solicit, or make arrangements to recruit or solicit, any person other than a Prohibited Employee (“Restricted Employees”) that is then, or was within [***], employed by NTC, the Joint Venture Company or their respective Subsidiaries.  Notwithstanding the foregoing, the restrictions against recruiting, soliciting and hiring a Prohibited Employee or a Restricted Employee shall not apply to an Affiliate of Micron that is not a Subsidiary of Micron and that is not in a business involving semiconductors, provided that such Affiliate of Micron does not do so with information or assistance provided by Micron, a Subsidiary of Micron or any of their respective officers, directors, employees or agents and such employee will not become employed by or work for Micron or an Affiliate of Micron that is in a business involving semiconductors.

(B)           NTC Restrictions.  During the Employee Restriction Period, NTC shall not, and shall cause its Affiliates not to, without the prior written consent of Micron, (1) directly or indirectly recruit, solicit or hire, or make arrangements to recruit, solicit or hire, any Prohibited Employee that is then, or was within [***], employed by Micron, the Joint Venture Company or their respective Subsidiaries, or (2) directly or indirectly recruit or solicit, or make arrangements to recruit or solicit, any Restricted Employee that is then, or was within [***], employed by Micron, the Joint Venture Company or their respective Subsidiaries.  Notwithstanding the foregoing, the restrictions against recruiting, soliciting and hiring a Prohibited Employee or a Restricted Employee shall not apply to an Affiliate of NTC that is not a Subsidiary of  NTC and that is not in a business involving semiconductors, provided that such Affiliate of NTC does not do so with information or assistance provided by NTC, a Subsidiary of NTC or any of their respective officers, directors, employees or agents and such employee will not become employed by or work for NTC or an Affiliate of NTC that is in a business involving semiconductors.

(C)           Joint Venture Company Restrictions.  During the Employee Restriction Period, NTC shall use, and Micron shall cause MNL to use, (for so long as each Party or its Affiliates owns an equity, ownership or voting interest in the Joint Venture Company) commercially reasonable efforts to cause the Joint Venture Company not to, without the prior written consent of the other Party, (1) directly or indirectly recruit, solicit or hire, or make arrangements to recruit, solicit or hire, any Prohibited Employee that is then, or was within [***], employed by such other Party or its Subsidiaries, or (2) directly or indirectly recruit or solicit, or make arrangements to recruit or solicit, any Restricted Employee that is then, or was within [***], employed by such other Party or its Subsidiaries.

ARTICLE 5.
CLOSING

5.1           The Closing.  The Closing will take place at the offices of Jones Day located at 6th Floor, No. 2, Section 2, Tun Hwa South Road, Taipei, Taiwan or at such other place as the Parties may agree and shall occur on or before the tenth (10th) Business Day after all of the conditions set forth in Sections 5.2, 5.3 and 5.4 are first satisfied or properly waived, except as mutually agreed otherwise by the Parties.

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5.2           Conditions to the Obligations of the Parties.  The respective obligations of the Parties under this Agreement to consummate the Closing are subject to the satisfaction, at or prior to the Closing, of the conditions that:

(A)           there shall not have been entered an Order the effect of which prohibits the Closing; provided, however, that no Party may invoke this condition to prevent the Closing as a result of any Order arising from or relating to any litigation, arbitration, investigation or administrative proceeding described in the Litigation Side Letter against or involving such Party or any of its Affiliates, unless such Order is in the form of an injunction or restraining order prohibiting the Closing and the Party against whom the Order has been issued has used and is continuing to use its best effort to remove or otherwise quash such Order (including by securing and filing a bond in favor of the petitioner as may be contemplated by Applicable Law) (it being agreed that, in such event, the other Party shall have the right to change each date contained in Section 7.1(A) to a date not later than [***]);

(B)           the Joint Venture Company and the Leased Fab shall be covered by insurance policies of NTC, with coverage consistent with the terms set forth on Schedule 5.2(B) of the Master Agreement Disclosure Letter;

(C)           all filings or approvals required to be made or obtained under any antitrust, competition or fair trade laws or regulations shall have been made or obtained, and any required waiting periods under any antitrust, competition or fair trade laws or regulations shall have expired or been terminated, in each case without the imposition of any conditions;

(D)           all required approvals under the ROC Company Law and the Statute of Investment By Foreign Nationals or under the ROC Fair Trade Law shall have been obtained, in each case without the imposition of any conditions; and

(E)           no statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the transactions or the operations of the Joint Venture Company as currently contemplated by this Agreement or the Joint Venture Documents.

5.3            Conditions to the Obligations of NTC.  The obligation of NTC under this Agreement to consummate the Closing is further subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by NTC at its option:

(A)           Accuracy of Representations and Warranties.  The representations and warranties of Micron contained in this Agreement that are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and correct, and all other representations and warranties of Micron contained in this Agreement shall be true and correct in all material respects, both on and as of the date of this Agreement and at and as of the Closing (with the same force and effect as if made anew at and as of the Closing), except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date.

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(B)           Compliance with Covenants.  All covenants of Micron contained in this Agreement and the Joint Venture Documents that are to be performed and complied with by Micron or a Subsidiary of Micron at or before the Closing shall have been performed and complied with in all material respects.

(C)           Consents.  Each of the governmental and other approvals, consents or waivers identified with an asterisk on Schedule 3.1(C), Schedule 3.1(D), Schedule 3.2(C) or Schedule 3.2(D) of the Master Agreement Disclosure Letter as being a condition of the Closing, shall have been obtained on terms and conditions that are reasonably satisfactory to NTC.

(D)           Delivery of Agreements by or on Behalf of Micron and MNL.  Micron shall have duly executed and delivered, and shall have caused MNL to duly execute and deliver, to the Joint Venture Company or NTC, as the case may be, each of the Joint Venture Documents to which Micron or MNL is intended to be a party, and each such Joint Venture Document shall be in full force and effect without any event having occurred or condition existing that constitutes, or with the giving of notice or the passage of time (or both) would constitute, a material default under or material breach of such Joint Venture Document by Micron or MNL, as applicable.

(E)           Initial Capital.  Micron shall have caused MNL to deliver, and MNL shall have delivered, NT$ 1,200,000,000 as contemplated by Section 2.6(B).

5.4           Conditions to the Obligations of Micron. The obligation of Micron under this Agreement to consummate the Closing is further subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by Micron at its option:

(A)           Accuracy of Representations and Warranties.

(1)           The representations and warranties of NTC contained in this Agreement that are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and correct, and all other representations and warranties of NTC contained in this Agreement shall be true and correct in all material respects, both on and as of the date of this Agreement and at and as of the Closing (with the same force and effect as if made anew at and as of the Closing), except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date.

(2)           The representations and warranties of NTC contained in the Fab Lease that are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect shall be true and correct, and all other representations and warranties of NTC contained in the Fab Lease shall be true and correct in all material respects, both on and as of the date of the Fab Lease and at and as of the Closing (with the same force and effect as if made anew at and as of the Closing), except to the extent that such representations and warranties speak as of a specific date prior to the date of the Fab Lease, in which case such representations and warranties shall be true and correct as of such prior date.  For the avoidance of doubt, this Section 5.4(A)(2) is a closing condition only and shall not be deemed to be, and

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shall not constitute, or be construed as, the making in this Agreement of the representations and warranties contained in the Fab Lease.

(B)           Compliance with Covenants.  All covenants of NTC contained in this Agreement and the Joint Venture Documents that are to be performed and complied with by NTC or a Subsidiary of NTC at or before the Closing shall have been performed and complied with in all material respects.

(C)           Consents.  Each of the governmental and other approvals, consents or waivers identified with an asterisk on Schedule 3.1(C), Schedule 3.1(D), Schedule 3.2(C) or Schedule 3.2(D) of the Master Agreement Disclosure Letter as being a condition of the Closing, shall have been obtained on terms and conditions reasonably satisfactory to Micron.

(D)           Delivery of Agreements by or on Behalf of NTC.  NTC shall have duly executed and delivered to the Joint Venture Company, Micron or MNL, as the case may be, each of the Joint Venture Documents to which NTC is intended to be a party, and each such Joint Venture Document shall be in full force and effect without any event having occurred or condition existing that constitutes, or with the giving of notice or the passage of time (or both) would constitute, a material default under or material breach of such Joint Venture Document by NTC.

(E)           Initial Capital.  NTC shall have delivered to the Joint Venture Company, as contemplated by Section 2.6(A), NT$ 1,199,000,000 in addition to the NT$ 1,000,000 contributed by NTC as referenced in Section 5.4(G).

(F)           Delivery of Agreements by or on Behalf of the Joint Venture Company.  NTC shall have caused the Joint Venture Company to have duly executed and delivered, and the Joint Venture Company shall have duly executed and delivered, (1) to Micron the Joint Venture Company Joinder, the Micron Agreements and the Trilateral Agreements, and (2) to NTC the Joint Venture Company Joinder, the NTC Agreements and the Trilateral Agreements.

(G)           Formation of the Joint Venture Company.  NTC shall have filed with the Ministry of Economic Affairs of the ROC, in proper form, the Joint Venture Company's incorporation registration application.  NTC shall have (1) opened an account of the type described on Schedule 5.4(G) of the Master Agreement Disclosure Letter with the bank listed on Schedule 5.4(G) of the Master Agreement Disclosure Letter under the name of the preparatory office of the Joint Venture Company, (2) remitted to such account NT$ 1 million as an initial contribution to the capital of the Joint Venture Company for the subscription of one hundred thousand (100,000) ordinary shares (the “NTC Initial Shares”), (3) appointed the four (4) Persons listed on Schedule 5.4(G) of the Master Agreement Disclosure Letter to act as the directors and the one (1) Person listed on Schedule 5.4(G) of the Master Agreement Disclosure Letter to act as the supervisor of the Joint Venture Company as required by the ROC Company Law, (4) caused such directors to have convened a meeting of the Board of Directors at which the Board of Directors shall have (a) adopted the original articles of incorporation of the Joint Venture Company in the form attached as Schedule 5.4(G)(4)(a) of the Master Agreement Disclosure Letter, and (b) elected as Chairman of the Joint Venture Company the Person listed on Schedule 5.4(G) of the Master Agreement Disclosure Letter.  NTC shall have (x) engaged the certified public accountant listed on Schedule 5.4(G) of the Master Agreement Disclosure Letter to verify

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the remittance of the NT$ 1 million to the bank account of the preparatory office of the Joint Venture Company, and (y) caused such accountant to issue an auditor's report with respect thereto, each as required for incorporation registration of the Joint Venture Company.

(H)           Execution of the Fab Lease.  NTC shall have executed and delivered, and shall have caused the Joint Venture Company to have executed and delivered, the Fab Lease.

(I)            Amendment of Articles of Incorporation; Authorize Capital Increase.  NTC shall have caused the Joint Venture Company to have convened a meeting of the Board of Directors at which the Board of Directors shall have (1) amended the articles of incorporation of the Joint Venture Company to be in the form attached hereto as Exhibit A, and (2) authorized a capital increase of the Joint Venture Company, as necessary for the Shareholders to make the capital contributions contemplated by Section 2.6 of this Agreement and Sections 3.2 and 3.3 of the Joint Venture Agreement.

(J)            Articles of Incorporation of the Joint Venture Company.  The articles of incorporation of the Joint Venture Company shall be in the form attached hereto as Exhibit A.

(K)           Lease Matters.  At or prior to the Closing, (1) not less than five (5) Business Days before the Closing, NTC shall have made available to Micron true and accurate copies of each of the Real Property Contracts (as defined in the Fab Lease); and (2) Micron shall not have determined, in good faith, that NTC does not have legal or contractual rights to the Leased Fab sufficient to permit NTC to fulfill its obligations under the Fab Lease.

5.5           Closing Deliverables of NTC.  At or prior to the Closing, NTC shall deliver or cause to be delivered:

(A)           to Micron, MNL or the Joint Venture Company, as the case may be, each of the Joint Venture Documents to which NTC is intended to be a party, duly executed by NTC; and

(B)           to Micron, a certificate of NTC, dated as of the Closing Date and signed by an authorized officer of NTC, certifying that the conditions set forth in Sections 5.4(A), (B), (C) (with respect to the approvals, consents or waivers identified with an asterisk on Schedule 3.1(C) or Schedule 3.1(D)), (E), (F), (G), (H), (I), (J) and (K)(1) have been satisfied.

5.6           Closing Deliverables of Micron.  At or prior to the Closing, Micron shall deliver or cause to be delivered:

(A)           to NTC or the Joint Venture Company, as the case may be, counterparts of each of the Joint Venture Documents to which Micron or MNL is intended to be a party, each duly executed by Micron or MNL, as applicable; and

(B)           to NTC, a certificate of Micron, dated as of the Closing Date and signed by an authorized officer of Micron, certifying that the conditions set forth in Sections 5.3(A), (B), (C) (with respect to the approvals, consents or waivers identified with an asterisk on Schedule 3.2(C) or Schedule 3.2(D)) and (E) have been satisfied.

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ARTICLE 6.
INDEMNIFICATION

6.1           Indemnification.

(A)           NTC will indemnify and hold harmless Micron, Micron’s Subsidiaries, the Joint Venture Company and their respective officers, directors, employees and agents against any and all Losses incurred or suffered by them as a result of (1) any failure to be true or correct of any representation or warranty made by NTC in this Agreement or any of its officers, directors, employees or agents in any of the certificates or other writings (other than the Joint Venture Documents) delivered at the Closing pursuant to this Agreement (representations and warranties qualified by references to materiality or Material Adverse Effect are to be interpreted as though they were not so qualified), provided a claim therefor is asserted no later than the [***] anniversary of the Closing Date, (2) any failure to perform or comply with any covenant or agreement of NTC in this Agreement, (3) either (a) any acts or omissions of NTC, any Subsidiary of NTC, IMI or any Subsidiary of IMI occurring at or prior to the Closing Date relating to the construction, maintenance or operation of, or on, the Leased Fab or Landlord’s Real Estate (as defined in the Fab Lease) that both (I) were inconsistent with what would have been done by a reasonably prudent semiconductor manufacturer in the same or similar circumstances acting in accordance with industry standards and practices (“Negligent Acts or Omissions”), and (II) could materially and adversely affect the Joint Venture Company, or (b) any violation of an Environmental Law or other Applicable Law, existing or occurring at or prior to the Closing Date, that could adversely and materially affect the Joint Venture Company, or (4) any liabilities, debts, obligations or duties of NTC or any of its Subsidiaries that are not expressly assumed by the Joint Venture Company under this Agreement or another Joint Venture Document; provided, however, that (x) NTC shall not be liable under Sections 6.1(A)(1) and 6.1(A)(3) until aggregate Losses as a result of such failures or such Negligent Acts or Omissions or violations, respectively, exceed $[***], at which point NTC shall be liable for all such Losses; and (y) NTC’s aggregate liability under Sections 6.1(A)(1) and 6.1(A)(3) shall not exceed the difference between $[***] and [***] of any amount paid by NTC in respect of its indemnity obligation in Sections 8.7(1) and 8.7(3) of the Fab Lease; provided, further, that the liability limitations set forth in clauses (x) and (y) shall not apply to any Losses under Section 6.1(A)(3) that result from (i) any Negligent Acts or Omissions that are known to NTC, any Subsidiary of NTC, IMI or any Subsidiary of IMI as of the Closing Date to be inconsistent with what would have been done by a reasonably prudent semiconductor manufacturer in the same or similar circumstances acting in accordance with industry standards and practices or (ii) any violation of an Environmental Law or other Applicable Law that is known to NTC, any Subsidiary of NTC, IMI or any Subsidiary of IMI as of the Closing Date.

(B)           Micron will indemnify and hold harmless NTC, NTC’s Subsidiaries, the Joint Venture Company and their respective officers, directors, employees and agents against any and all Losses incurred or suffered by them as a result of (1) any failure to be true or correct of any representation or warranty made by Micron in this Agreement or any of its officers, directors, employees or agents in any of the certificates or other writings (other than the Joint Venture Documents) delivered at the Closing pursuant to this Agreement (representations and warranties qualified by references to materiality or Material Adverse Effect are to be interpreted as though they were not so qualified), provided a claim therefor is asserted no later than the [***]

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anniversary of the Closing Date, (2) any failure to perform or comply with any covenant or agreement of Micron in this Agreement, or (3) any liabilities, debts, obligations or duties of Micron or any of its Subsidiaries that are not expressly assumed by the Joint Venture Company under this Agreement or another Joint Venture Document; provided, however, that (x) Micron shall not be liable under Section 6.1(B)(1) until aggregate Losses as a result of such failures exceed $[***], at which point Micron shall be liable for all such Losses; and (y) Micron’s aggregate liability under Sections 6.1(B)(1) shall not exceed $[***].

6.2            Procedures.

(A)           General.  Promptly after the receipt by any Person who or which is entitled to seek indemnification under Section 6.1 (an “Indemnified Party”) of a notice of any Third Party Claim that may be subject to indemnification under Section 6.1, such Indemnified Party shall give written notice of such Third Party Claim to the Party against whom indemnification is sought (the “Indemnifying Party”), stating in reasonable detail the nature and basis of each claim made in the Third Party Claim and the amount thereof, to the extent known, along with copies of the relevant documents received by the Indemnified Party evidencing the Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and only to the extent that the Indemnifying Party is actually prejudiced thereby.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  The Indemnifying Party shall have the right to assume the defense of the Indemnified Party with respect to the Third Party Claim upon written notice to the Indemnified Party delivered within thirty (30) days after receipt of the particular notice from the Indemnified Party.

(B)           So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith and notified the Indemnified Party in writing thereof, (1) the Indemnified Party may retain separate co-counsel, at its sole cost and expense, and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party shall pay all reasonable costs and expenses of counsel for the Indemnified Party after such time as the Indemnified Party has notified the Indemnifying Party of such Third Party Claim and prior to such time as the Indemnifying Party has notified the Indemnified Party that it has assumed the defense of such Third Party Claim, (2) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) and (3) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim (other than a judgment or settlement that is solely for money damages to be paid by the Indemnifying Party and is accompanied by a release of all indemnifiable claims against the Indemnified Party) without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed).

(C)           In the case of any Third Party Claim where the Indemnifying Party reasonably believes that it would be appropriate to settle such Third Party Claim using equitable remedies (i.e., remedies involving the future activity and conduct of the Joint Venture Company), the Indemnifying Party and the Indemnified Party shall work together in good faith to agree to a

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settlement; provided, however, that no Indemnified Party shall be under any obligation to agree to any such settlement.

(D)           Any Direct Claim by an Indemnified Party against an Indemnifying Party will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of the facts giving rise to such Direct Claim.  Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and only to the extent that the Indemnifying Party is actually prejudiced thereby.  Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party.  The Indemnifying Party will have a period of ten (10) Business Days within which to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such ten (10) Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

6.3           Specific Performance.  The Parties agree that irreparable damage will result if this Agreement is not performed in accordance with its terms, and the Parties agree that any damages available under the indemnification provisions or at law for a breach of this Agreement would not be an adequate remedy.  Therefore, the provisions hereof and the obligations of the Parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith.

6.4           Treatment of Indemnification Payments; Insurance Recoveries.  Any indemnity payment under this Article 6 shall be decreased by any amounts actually recovered by the Indemnified Party under third party insurance policies with respect to such Loss (net of any increased or retrospective premiums paid by such Indemnified Party under the relevant insurance policy as a result of such Loss).  Each Party agrees (A) to use reasonable efforts to recover all available insurance proceeds and (B) to the extent that any indemnity payment under this Article 6 has been paid by the Indemnifying Party to the Indemnified Party prior to the recovery by the Indemnified Party of such insurance proceeds, such amounts actually recovered by the Indemnified Party shall be promptly paid to the Indemnifying Party.

6.5           Certain Additional Procedures.  The Indemnified Party shall cooperate and assist the Indemnifying Party in determining the validity of any Third Party Claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  The Indemnified Party shall cooperate in the defense by the Indemnifying Party of each Third Party Claim (and the Indemnified Party and the Indemnifying Party agree with respect to all such Third Party Claims that a common interest privilege agreement exists between them), including by (A) permitting the Indemnifying Party to discuss the Third Party Claim with such officers, employees, consultants and representatives of the Indemnified Party as the Indemnifying Party reasonably requests, (B) providing to the Indemnifying Party copies of documents and samples of products as the Indemnifying Party reasonably requests in connection with defending such Third Party Claim, (C) preserving all properties, books, records, papers, documents, plans, drawings,

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electronic mail and databases relating to matters pertinent to the Third Party Claim and under the Indemnified Party’s custody or control in accordance with such Party’s corporate documents retention policies, or longer to the extent reasonably requested by the Indemnified Party, (D) notifying the Indemnifying Party promptly of receipt by the Indemnified Party of any subpoena or other third party request for documents or interviews and testimony, and (E) providing to the Indemnifying Party copies of any documents produced by the Indemnified Party in response to, or compliance with, any subpoena or other third party request for documents.  In connection with any claims, unless otherwise ordered by a court, the Indemnified Party shall not produce documents to a Third Party until the Indemnifying Party has been provided a reasonable opportunity to review, copy and assert privileges covering such documents, except to the extent (x) inconsistent with the Indemnified Party’s obligations under Applicable Law and (y) where to do so would subject the Indemnified Party or its employees, agents or representatives to criminal or civil sanctions.

6.6           Remedies.  Prior to the Closing Date, specific performance shall be the Parties’ sole and exclusive remedy under this Agreement, except for breaches of Section 4.7.  From and after the Closing Date, specific performance and the indemnification remedies set forth in Section 6.1 shall be the Parties’ sole and exclusive remedies under this Agreement, except for breaches of Section 4.7.

ARTICLE 7.
TERMINATION

7.1           Termination.

(A)           This Agreement may be terminated at any time prior to the Closing:

(1)           by either Party if the Closing shall not have occurred by [***]; provided, however, that neither Party may terminate this Agreement pursuant to this Section 7.1(A)(1) if the Closing shall not have occurred by such date by reason of the failure of such Party or any of its Subsidiaries to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement;

(2)           by the mutual written consent of the Parties;

(3)           by NTC, if there has been a breach by Micron of any covenant, representation or warranty contained in this Agreement that has resulted in a Material Adverse Effect or has prevented the satisfaction of any condition to the obligations of NTC, and such breach has not been waived by NTC or cured by Micron, within thirty (30) days after written notice thereof from NTC (or such longer period as is necessary to effect a cure of the breach, so long as Micron diligently attempts to effect a cure throughout such period and such period does not extend beyond [***]); or

(4)           by Micron, if there has been a breach by NTC of any covenant, representation or warranty contained in this Agreement that has resulted in a Material Adverse Effect or has prevented the satisfaction of any condition to the obligations of Micron, and such breach has not been waived by Micron or cured by NTC, within thirty (30) days after written notice thereof from Micron (or such longer period as is necessary to effect a cure of the breach,

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so long as NTC diligently attempts to effect a cure throughout such period and such period does not extend beyond [***]).

(B)           If this Agreement is terminated pursuant to Section 7.1(A), all further obligations of the Parties under this Agreement (other than pursuant to Sections 4.7 and 4.19 and Articles 6, and 8, which will continue in full force and effect) will terminate without further liability or obligation of either Party to the other Party hereunder; provided, however, that no Party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (1) the failure of such Party to have performed, in all material respects, its obligations under this Agreement or (2) any material breach of a representation made by such Party in this Agreement.

ARTICLE 8.
MISCELLANEOUS

8.1           Limitation of Liability.  [***].

8.2           Exclusions; Mitigation.

(A)           Section 8.1 will not apply to either Party’s breach of Section 4.7.  Section 8.1 will not apply to Section 6.1(A)(3) in the event NTC fails to use its best efforts to minimize any special, consequential, incidental and other indirect damages that may be incurred or suffered by Micron, Micron’s Subsidiaries, the Joint Venture Company and their respective officers, directors and employees arising as a result of or in connection with any condition, circumstance, fact, event, act or omission for which NTC is liable under Section 6.1(A)(3); provided, however, that Section 8.1 will apply to Section 6.1(A)(3) if NTC does use such best efforts.

(B)           Each Party shall have a duty to use commercially reasonable efforts to mitigate damages for which the other Party is responsible.

8.3           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon (A) transmitter’s confirmation of a receipt of a facsimile transmission, (B) confirmed delivery by a standard overnight or recognized international carrier or when delivered by hand, or (C) delivery in person, addressed at the following addresses (or at such other address for a Party as shall be specified by like notice):

(A)           if to NTC:

Nanya Technology Corporation
Hwa-Ya Technology Park 669
Fuhsing 3 RD. Kueishan
Taoyuan, Taiwan, ROC
Attn:  Legal  department
Facsimile: 886-3-396-2226

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(B)           if to Micron:

Micron Technology, Inc.
8000 S. Federal Way
Mail Stop 1-507
Boise, ID 83716
Attn: General Counsel
Facsimile: (208) 368-4537

8.4           Waiver.  The failure at any time of a Party to require performance by the other Party of any responsibility or obligation required by this Agreement shall in no way affect a Party’s right to require such performance at any time thereafter, nor shall the waiver by a Party of a breach of any provision of this Agreement by the other Party constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

8.5           Assignment.  [***].

8.6           Third Party Rights.

(A)           The Parties agree that the Joint Venture Company shall be a third party beneficiary to the agreements made hereunder by the Parties, and the Joint Venture Company shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder.

(B)           Nothing in this Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person, other than the Parties hereto and the Joint Venture Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.

8.7           Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the ROC, without giving effect to its conflict of laws principles.

8.8           Jurisdiction; Venue.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in the Taipei District Court, located in Taipei, Taiwan, and each of the Parties hereby consents and submits to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

8.9           Dispute Resolution.

(A)           All Disputes shall be resolved as follows:  the Parties shall first submit the matter to the presidents of each of the Parties by providing notice of the Dispute to the Parties.  The presidents shall then make a good faith effort to resolve the Dispute.  If they are unable to

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resolve the Dispute within thirty (30) days of receiving notice of the Dispute (during which thirty-day period, the presidents shall seek in good faith to hold at least two (2) meetings at which they shall make a good faith effort to resolve the Dispute), then the Dispute shall be submitted to the chairman of the board of directors of each of the Parties as contemplated by Section 8.9(B).

(B)           If the presidents of the Parties are unable to resolve the Dispute within the thirty (30) day period, the chairman of the board of directors of each of the Parties shall then make a good faith effort to resolve the Dispute.  If they are unable to resolve the Dispute within thirty (30) days of the Dispute’s being submitted to them (during which thirty-day period, the chairmen shall seek in good faith to hold at least two (2) meetings at which they shall make a good faith effort to resolve the Dispute), then a civil action with respect to the Dispute may be commenced.

8.10          Headings.  The headings of the Articles and Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

8.11          Entire Agreement.  This Agreement, together with the Exhibits and Schedules hereto and the agreements and instruments expressly provided for herein (including the Joint Venture Documents and the NDA), constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof.

8.12          Severability.  Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in full force and effect in all other respects.  Should any provision of this Agreement be or become ineffective because of changes in Applicable Law or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby.  If such circumstances arise, the Parties shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.

8.13          Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.14          Expenses.  Whether or not the transactions contemplated by this Agreement are ultimately consummated, except as provided in Section 2.7 each Party shall bear its own costs and expenses in connection with the negotiation, execution and delivery of this Agreement and the Joint Venture Documents.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

NANYA TECHNOLOGY CORPORATION

By:    /s/ Jih Lien

Print Name:  Jih Lien

Title: President

MICRON TECHNOLOGY, INC.

By:   /s/ D. Mark Durcan

Print Name:  D. Mark Durcan

Title:  President and Chief Operating Officer

THIS IS THE SIGNATURE PAGE FOR THE MASTER AGREEMENT
ENTERED INTO BY AND BETWEEN NTC AND MICRON

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EXHIBIT A

Form of Articles of Incorporation

See attached.

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[TRANSLATION FROM CHINESE]

EXHIBIT A

ARTICLES OF INCORPORATION OF
MEIYA TECHNOLOGY CORPORATION

  Chapter I.  General Provisions

Article 1:
This company shall be named MeiYa Technology Corporation (the “Company”) and be incorporated as a Company Limited by Shares in accordance with the Company Law of the Republic of China (“Company Law”).  The English name of the Company shall be MeiYa Technology Corporation.

Article 2:	The scope of business of the Company shall be as follows:

1.	CC01080	Electronic Parts and Components Manufacturing;

2.	F401010	International Trade; and

3.	Any businesses other than those requiring permission or those prohibited or restricted by law.

Article 3:	The Company may provide guarantee for third parties upon the approval of the board of directors in accordance with this Articles of Incorporation.

Article 4:
The head office of the Company shall be located in Taipei City, Taiwan.  The board of directors may authorize the establishment of branch offices within or outside the territory of the Republic of China as necessary.

Article 5:	Public notices to be given by the Company pursuant to applicable law shall be made in accordance with Article 28 of Company Law.

  Chapter II.  Shares

Article 6:	The total authorized capital of the Company is [***], which is divided into [***] shares with a par value of [***] per share. These shares shall be issued in installments.

Article 7:
The share certificates representing shares of the Company shall be registered shares and shall, before they may be issued, bear the shareholders’ name, shall be signed or with chops affixed by three or more directors of the board of directors, and certified by the competent supervisory agency.

Article 8:	For registration of a transfer of shares, the transferor and transferee shall

[TRANSLATION FROM CHINESE]

deliver to the Company a jointly executed and chopped application for transfer of shares.  Until the transfer is duly registered with the Company, the transferee shall not assert its shareholder’s rights against the Company.

Article 9:
No transfer of shares shall be registered by the Company within thirty (30) days prior to an annual meeting of the shareholders, fifteen (15) days prior to a special meeting of the shareholders, or within five (5) days prior to the date fixed for the distribution of dividends, bonuses, or other benefits.

Article 10:
Unless otherwise provided under the Company Law, each shareholder shall have a preemptive right to purchase such number of newly issued shares, of whatever kind, of the Company through increase of its authorized capital, in proportion to the percentage interest of each shareholder in the issued and outstanding shares of the Company.  If a holder of fractional shares is unable to subscribe for at least one share, the board of directors, at its reasonable discretion, shall combined for joint subscription of one or more new shares or allocate subscription of new shares in the name of a single shareholder.

In the event that any shareholder elects not to exercise its preemptive right, the board of directors shall, upon its resolution, designate specific third parties to purchase such unsubscribed shares.

  Chapter III.   Shareholders’ Meetings

Article 11:	Shareholders’ meetings shall be as follows:

(1)	Annual Meeting - to be called by the board of directors at least once a year within six (6) months after the end of each fiscal year; and

(2)
Special Meeting - to be called by the board of directors if necessary, or with written requests from shareholders representing more than three percent (3%) of the total issued shares which have been continuously held by the same shareholders for more than one year.  The supervisor may call a special shareholders’ meeting if necessary.

Where the board of directors or the supervisor(s) is unable to call the shareholders’ meeting for any reason, including the transfer of the shares of directors and/or supervisors, the shareholders representing more than three percent (3%) of the total amount of issued shares may call the shareholders’ meeting after with approval from the competent authority.

Article 12:
Shareholders’ meetings shall be presided over by the chairman of the board of directors.  In his absence, the vice chairman of the board shall preside over the shareholders’ meeting.  In absence of both the chairman and vice chairman of the board of the directors, a director may be designated by the

[TRANSLATION FROM CHINESE]

chairman of the board of directors to preside over the shareholders’ meeting.  In the absence of such a designation, the directors shall elect one among themselves to preside over the shareholders’ meeting.

Article 13:
A notice to convene an annual meeting of the shareholders shall be given to each shareholder twenty (20) days in advance.  A notice to convene a special meeting of the shareholders shall be given to each shareholder ten (10) days in advance.  The notice shall state the date, time, location and agenda of the shareholders’ meeting to be held.  All notices and agenda of the shareholders’ meetings shall be accompanied by accurate and complete English language translations thereof.  Other matters regarding the announcement of shareholders’ meeting shall be in accordance with the Company Law and the regulations of the competent securities authority.  Notice may be made in electronic form upon the consent of the counter party.

Article 14:
Shareholders of the Company shall be entitled to one vote for each share they hold, except as otherwise limited or restricted or under those circumstance listed in paragraph 2, Article 179 of the Company Law.

Article 15:
Unless a higher quorum or a higher majority of votes is required under the applicable laws, resolutions at a shareholders’ meeting shall be adopted by the vote of at least [***] of the shareholders present, in person or by proxy, at a meeting with [***] or more of the shareholders present, in person or by proxy.

Each of the following actions shall require the approval of the shareholders of the Company by resolution adopted in accordance with the foregoing Paragraph:

(1)	Amendment of the Articles of Incorporation;

(2)	Election or removal of the directors or the supervisors;

(3)	Approval of the balance sheet and other financial statements received from the board of directors;

(4)	Approval of the surplus earning distribution or loss offset proposals;

(5)
Any merger, consolidation or other business combination to which the Company is a party, or any other transaction to which the Company is a party, (other than where the Company is merged or combined with or consolidated into a wholly-owned subsidiary of the Company) resulting in a change of control of the Company, or the sale of all or substantially all assets of the Company;

[TRANSLATION FROM CHINESE]

(6)	Liquidation or dissolution of the Company; and

(7)	Other actions reserved to the determination of the shareholders of the Company by the Company Law.

Article 16:
In case a shareholder is unable to attend the shareholders’ meeting, he may designate another person to act as his proxy to attend the meeting.  The proxy for this purpose shall be as prepared by the Company, setting forth the scope of such proxy, and affixed with the shareholder’s chop; provided, however, in the event the same proxy acts for two or more shareholders, his delegated voting power shall not exceed three percent (3%) of the total voting power of issued shares.  This limitation shall not apply to holders of proxies engaged in the trust business.

After the proxy has been delivered to the Company, if the shareholder decides to attend the shareholders’ meeting in person, such shareholder shall notify the Company of the revocation of the proxy in writing no later than one (1) day prior to the meeting date of the shareholders’ meeting.  If the shareholder fails to revoke his/her proxy by the aforesaid deadline, the voting right exercised by the proxy shall prevail.

Article 17:
Resolutions adopted at the shareholders’ meeting shall be recorded in the minutes of the proceedings, which shall be prepared in English and in Chinese and shall be signed or sealed by the chairman of the meeting.  The minutes of proceeding shall also include the date and place of the meeting, name of the chairman, number of shareholders present at the meeting and the manner in which resolutions had been adopted, as well as other essentials of the proceedings.  The minutes shall be kept together with a list of shareholders present at the meeting and the proxies.  The minutes may be made and distributed in electronic form.

  Chapter IV.   Directors and Supervisors

Article 18:
The Company shall have [***] directors and [***] supervisors, all to be elected at a shareholders’ meeting.  The tenure of office of directors and supervisors will be three (3) years and they will be eligible for re-election.   The remuneration of the directors and supervisor, if any, shall be determined by the shareholders at a shareholders’ meeting.

The Company shall, at its costs, maintain a reasonable and appropriate liability insurance policy for its directors and supervisors insuring against the claims which may arise from the directors’ and supervisors’ exercising their duties during their terms of office.

Article 19:	The director, supervisor, president, and other managers of the Company shall have the fiduciary duty to, and shall exercise the due care of a good

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administrator in conducting the business operation of, the Company; and if he/she has acted contrary to this provision, shall be liable for the damages to be sustained by the Company therefrom.

Article 20:
A corporate shareholder of this Company shall have the right to designate a number of representatives to be elected as directors and/or supervisor(s) of the Company and the right to designate other representatives, owing to the duties of the representative, as substitutes or successors of such directors or supervisor(s).

Article 21:
The directors shall form a board of directors.  The board of directors shall meet from time to time but at least once per fiscal quarter in Taiwan or such other place as the board of directors may decide.

Article 22:
A meeting of the board of directors shall be called by its chairman, provided that the initial meeting of each term of the board of directors shall be called by the director who receives the number of ballots representing the largest number of votes.

The Chairman shall have such duties and responsibilities as may be assigned to him or her by the Board of Directors.   In the event that the chairman is on a leave of absence or unable to exercise his power and authority for any cause, the vice chairman shall act on his behalf.  In the event that the vice chairman is also on a leave of absence or unable to exercise his power and authority for any cause, the chairman of the board of directors shall designate one of the directors to act on his behalf.  In the absence of such a designation, the directors shall elect from among themselves an acting chairman of the board of directors.

Each director of the Company shall have the right to request the chairman to convene a meeting of the board of directors and submit a list of the subjects/matters to be discussed with the proposed agenda.  If the chairman does not, within one week (or within three (3) days for convening an emergency meeting of the board of directors), comply with such director’s request, the vice-chairman shall convene the meeting of the board of directors as requested by such director.

Unless a higher quorum is required under the applicable laws, attendance by [***] or more of the all directors of the Company shall be necessary to form a quorum.  Directors may attend the meeting in person or by a written proxy.  A director cannot represent more than one absent director for a meeting of the board of directors.  A director residing in a foreign country may appoint in writing a shareholder residing within the Republic of China as his alternate to attend the meetings of the board of directors regularly provided, however the appointment shall be registered with competent government authority.

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The written notice for the meeting of the board of directors shall state the time, date, location, subjects/matters to be discussed, and the agenda of the meeting, and shall be sent to each member of the board of directors and the supervisor no less than ten (10) days prior to the meeting.  Emergency meetings of the board of directors may be convened from time to time by the chairman or the vice-chairman by not less than three (3) days notice in writing.  The notice and agenda shall be prepared in both Chinese and English language.

The presence of any director at a meeting (including attendance by means of video conference) shall constitute a waiver of notice of the meeting set forth in the aforementioned Paragraph with respect to such director.

All or any of the directors may participate in a meeting of the board of directors by means of a video conference which allows all persons participating in the meeting to see and hear each other.  A director so participating shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly.

Article 23:
On all issues to be determined by the board of directors, each director shall have one vote.  The chairman of the meeting of the board of directors shall not be entitled to a second or casting vote.  Unless a higher majority of votes is required under applicable laws, the resolution of the board of directors shall be adopted by affirmative vote of [***] or more of all directors present at the meeting of the board of directors.  The board of directors shall prepare written minutes for all actions, determinations and resolutions, in both Chinese and English language, taken by each meeting of board of directors and a copy thereof sent to each director and supervisor of the Company within twenty (20) days of each meeting.

Each of the following actions shall require the approval of the board of directors of the Company by resolution adopted in accordance with the foregoing Paragraph unless otherwise provided by the applicable laws or in this Articles of Incorporation:

(1)           electing or removing the Chairman or Vice Chairman of the Board of Directors and appointing or removing the president, the executive vice president or any other vice presidents of the Company;

(2)           approving or amending any business plan;

(3)           approving any issuance of new shares within the authorized capital of the Company;

(4)           approving long-term policies of the Company including substantial change in the organizational structure and business operation of the Company;

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(5)           approving employment terms, including compensation packages, of the president, the executive vice president and any vice presidents of the Company;

(6)           adopting or making any material changes to any employee benefit plan, including any incentive compensation plan;

(7)           entering into or amending any collective bargaining arrangements or waiving any material provision or requirement thereof;

(8)           establishing subsidiaries, opening and closing branch offices, acquiring or selling any equity interests in another entity/company, establishing new business sites and closing of existing ones;

(9)           setting the limits of authorities of various executive positions and approving the internal chart of authorities;

(10)           approving any capital expenditures (or group of related capital expenditures) in an amount equal to or greater than [***] individually or [***] in the aggregate in any one fiscal quarter;

(11)           borrowing or lending to, or guaranteeing the obligations of any third party;

(12)           preparing and submitting the financial statements to the shareholders of the Company for their approval;

(13)           approving the pledge or hypothecation on, or the creation of any encumbrance or other security interest in, the Company’s assets;

(14)           entering into an agreement for the purchase, transfer, sale or any other disposal of assets valued at an amount greater than [***];

(15)           entering into, amending or terminating any material agreement relating to intellectual property rights or know how;

(16)           establishing, modifying or eliminating any significant accounting or tax policy, procedure or principle;

(17)           commencing or settling any litigation, except routine employment litigation matters;

(18)           redeeming or repurchasing shares;

(19)           selecting attorneys, accountants, auditors and financial advisors for the Company or any of its subsidiaries;

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(20)           prepare and submit proposals for surplus earning distribution or loss offset for approval at a meeting of the shareholders;

(21)           making any material purchase, sale or lease (as lessor or lessee) of any real property;

(22)           approving the investment plan of the Company with respect to funds held by the Company.

(23)           submitting any matters to the shareholders of the Company for consideration or approval as may be required by law;

(24)           deciding other important matters related to the Company that arise other than in the ordinary course of business; and

(25)           entering into or terminating an agreement or arrangement between the Company and a director or where a director has a conflict of interest.

Article 24:	The functions of the supervisor shall be:

(1)	Investigation of the business and financial conditions of the Company;

(2)	Examination of the books and documents of the Company;

(3)	Investigation of the operations of the Company; and

(4)	Other functions prescribed by the laws and regulations of the Republic of China.

Chapter V.  Managers

Article 25:	The Company shall have one (1) president, one (1) executive vice president and several managers, all to be appointed or dismissed by the resolution of the board of directors.

Article 26:
The president and the executive vice president shall cooperate in the management of all affairs of the Company as instructed or authorized by the board of directors.  The function and duties of the president and the executive vice president includes, without limitation, the following matters:

(1)	appointing other officers of the Company;

(2)	monitoring the Company’s system of internal accounting controls;

(3)	direct the preparation of the Company’s manufacturing plan;

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(4)	once a year, propose the annual business plan of the Company to the board of directors; and

(5)	determine the recruit, number, position and compensation of the employees, and the employee policies .

  Chapter VI.  Accounting

Article 27:
The fiscal year of the Company shall be from January 1st to December 31st.  Annual closing of books shall be made at the closing date/end of each fiscal year.  The accounts of the Company shall be kept in accordance with the applicable laws of the Republic of China.

Article 28:
At the end of each fiscal year, the board of directors shall prepare the following reports, and forward them on to the supervisor(s) for examination thirty (30) days prior to the annual meeting of the shareholders:

(1)	Report on operations;

(2)	Financial Statements; and

(3)	Proposals concerning the surplus earning distribution or loss offset.

Article 29:
After having paid all taxes, and covering all pasts losses, a legal reserve of ten percent (10%) shall be set aside from net profit of the Company for each fiscal year.  Thereafter, the remainder of the profit, if any, after providing for any other special reserves or reserves for certain undistributed earnings for business purposes, shall collectively with any undistributed surplus earnings from previous fiscal years, be included in a surplus earning distribution plan submitted by the Board of Directors for approval at a shareholders’ meeting.

The Company shall set aside {***] from the remaining profit for distribution as employee bonus, including qualified employees of subsidiaries of the Company under terms as determined by the Board of Directors of the Company.  The amount set aside for employee bonus shall be an expense to the Company for such fiscal year.

Article 30:
Dividends will be paid only to those shareholders whose names are recorded on the shareholders’ register on the date fixed as record date for the purpose of distributing dividends in proportion to their holding percentages.

  Chapter VII.   Supplementary Provisions

Article 31:	Provisions of the Company Law shall be referred to for matters not

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provided for in this Articles of Incorporation.

Article 32:	These Articles of Incorporation were agreed upon on [ ].

(Meiya Technology Corporation)

(Chairman of the Board)：[          ]